EXHIBIT 3

                       [F81597 FILED MAY 17 1:11 PM '82]
                              [SECRETARY OF STATE]
                             [TALLAHASSEE, FLORIDA]


                           ARTICLES OF INCORPORATION


a, The name of the corporation shall be Smartfit FOUNDATIONS INC.

b. The duration of the corporation shall be perpetual.

c, THE corporation is formed for the following purpose or purposes;

     To purchase, hire or otherwise acquire such personal property, tangible or intangible, rights, easements, franchises, notes, bonds, or other evidences of indebtedness as may lawfully by acquired by said corp. including the shares of capital stock of any corp., domestic or foreign, and to sell, assign, transfer, convey or otherwise dispose of, or encumber the same.

     To purchase, exchange, lease or otherwise acquire real property, or any business of any nature, improved or unimproved, and any interest or right therein, to hold, control, maintain, manage, and develop, the same in any part of the United States, and to sell, convey, lease mortgage, or otherwise alienate or dispose, or encumber the same.

     To borrow money, with or without pledge or mortgage of all or any of its property, real or personal and to make, endorse, and issue checks, drafts, promissory notes, bills of exchange, bonds, and other obligations for the payment of money.

     To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes, objects, or powers hereinbefore set forth or incidental or pertaining to or connected therewith and not inconsistent with the law under which this corporation is organized.

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d, The aggregate number of shares which the corporation shall have authority to issue is one million. 1,000,000 common shares, all of the same class, all of which will have a par value of .01 cent per share.

e, The registered agent shall be DAVID RUBINSTEIN his address is, 2301 Collins Ave. MIAMI BEACH, FLORIDA, 33139, Suite A 816.

f, The directors of the corporation; President,, BERNARD RUBINSTEIN 1514 Moffit Ave Hewlett, N.Y. 11557.
VICE PRESIDENT,, DAVID RUBINSTEIN 2301 COLLINS Ave, MIAMI BEACH FLORIDA 33139, Suite A 816
Secretary, Treasurer, INA RUBINSTEIN 1514 MOFFIT Ave, HEWLETT, N.Y. 11557

g, Bernard Rubinstein will be the Incorporator.

                                              REGISTERED AGENT
                                              DAVID RUBINSTEIN
                                              ----------------
                                          /s/ David Rubinstein

         BERNARD RUBINSTEIN and INA RUBINSTEIN, being duly sworn, despose and say; That they are the President and Secretary of SMART FIT FOUNDATIONS INC. and have duly signed the Articles of Incorporation of Smart Fit Foundations inc.

                                         /s/ Bernard Rubinstein
                                             ------------------
                                             Bernard Rubinstein

                                         /s/ Ina Rubinstein
                                             ------------------
                                             Ina Rubinstein


                             /s/ Raymond Thomas
                             ------------------
                                 RAYMOND THOMAS
                        NOTARY PUBLIC STATE OF NEW YORK
                                 NO. 41-9319425
                           QUALIFIED IN QUEENS COUNTY
                       COMMISSION EXPIRES MARCH 30, 1984